EXHIBIT 23.2


     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) and related prospectus of Broadcast International, Inc. for the registration of shares of its common stock and to the inclusion therein of our report dated February 18, 2005, except as to note 14, which is as of October 5, 2005, with respect to the consolidated financial statements of Broadcast International, Inc.

/s/ Tanner LC

Tanner LC
Salt Lake City, Utah
October 6, 2005